                                                                    EXHIBIT 99.1


                             Compliance Certificate
         pursuant to Section 3.10(a) of the Sale and Servicing Agreement
                                   relating to
                 Associates Automobile Receivables Trust 2000-1

         The undersigned, the President of Arcadia Financial Ltd. ("AFL"), pursuant to Section 3.10(a) of that certain Sale and Servicing Agreement, dated as of June 1, 2000 (the "Sale and Servicing Agreement"), by and among Associates Automobile Receivables Trust 2000-1 (the "Trust"), as issuer, Arcadia Receivables Finance Corp. ("ARFC"), as seller, and AFL in its individual capacity and as servicer, hereby certifies on behalf of the Servicer that:

         1. A review of the Servicer's activities and performance under the Sale and Servicing Agreement during the fiscal year ended December 31, 2000, has been made under my supervision; and

         2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement during the aforementioned period.

         Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Sale and Servicing Agreement.

         IN WITNESS WHEREOF, the undersigned has signed his name.

Dated:   March 26, 2001

                                               ARCADIA FINANCIAL LTD.


                                               By:      /S/ JERRY W. BAYLESS
                                                        Jerry W. Bayless
                                                        President